UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2017

United Development Funding III, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53159	20-3269195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas
76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2017, the general partner of United Development Funding III, L.P. (the “Partnership”) appointed Stuart Ducote, age 71, as its chief financial officer. In such capacity, Mr. Ducote will serve as the principal financial officer of the Partnership.

Mr. Ducote has served as the chief executive officer and chief financial officer of numerous public and privately held companies. Since July 2009, Mr. Ducote has served as president and chief financial officer of United Mortgage Trust, an affiliate of the Partnership’s general partner. Since July 2016, Mr. Ducote has also served as a managing director of BlackBriar Advisors, LLC, a financial services company. He was chief financial officer of E2 Energy Services, LLC, which is in the business of building, owning, and operating natural gas compressor stations and related equipment, from March 2012 until May 2016 and a partner at Tatum, LLC, which provides chief financial officers to companies in transition on a contract basis, from 2008 until March 2012. From 2006 until 2008, he was the co-owner of Ultra Realty, a privately held company involved with the acquisition, rehabilitation and development of residential properties and residential/commercial brokerage. From 2003 until 2006, he served as chief financial officer for Humitech International Group, Inc., an international franchise operation. From 2001 until 2003, he served as chief financial officer of People Solutions, Inc., where he structured the company in preparation for a capital raise and merger activity. From 1997 until 2000, he was chief financial officer of Jobs.com, an Internet-based recruiting and on-line job marketing company, where he raised over $110 million in venture capital, built national brand recognition and positioned the company for an initial public offering. From 1994 until 1997, he served as a trustee, chief executive officer and chief financial officer for a private family trust and related operating companies, where he had oversight responsibilities for operating companies in the oil and gas, manufacturing, real estate acquisition and development, and power generation industries. From 1980 until 1994, he served as chief executive officer and chief financial officer of Provident Bancorp of Texas, Inc., where he directed the formation, acquisition, and operation of numerous financial institutions, and successfully merged banks into a multi-bank holding company. Prior to 1984, Mr. Ducote worked in public accounting for approximately twelve years. He is a graduate of the University of Texas.

Mr. Ducote replaces Cara D. Obert as the Partnership’s principal financial officer and principal accounting officer. Ms. Obert resigned as the principal financial officer and principal accounting officer of the Partnership effective as of April 10, 2017 in order to concentrate on her services as chief financial officer and treasurer of United Development Funding IV and United Development Funding Income Fund V. Ms. Obert also will continue to serve as chief financial officer of the Partnership’s general partner.

Effective as of April 10, 2017, the Partnership entered into an Independent Contractor Agreement (the “Agreement”) with Mr. Ducote in connection with Mr. Ducote’s appointment as chief financial officer of the Partnership. The Agreement provides for compensation to Mr. Ducote at a monthly rate of $7,500. The Agreement shall continue in effect until terminated by either party upon 60 days’ written notice. While Mr. Ducote serves as chief financial officer of the Partnership and for one year following the termination of the Agreement, Mr. Ducote will be subject to non-hire provisions that prohibit him from soliciting for hire or hiring any employee of the Partnership or its affiliates. In addition, during the term of the Agreement and at all times thereafter, Mr. Ducote is subject to certain confidentiality and non-disparagement provisions. This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

Mr. Ducote has not had any direct or indirect material interests in any transaction with the Partnership or to which the Partnership is a party or in any currently proposed transaction with the Partnership or to which the Partnership is a party.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Independent Contractor Agreement between United Development Funding III, L.P. and Stuart Ducote.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding III, L.P.

	By:	UMTH Land Development, L.P.
Its General Partner

		By:	UMT Services, Inc.
Its General Partner

Dated: April 14, 2017			By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Independent Contractor Agreement between United Development Funding III, L.P. and Stuart Ducote.